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                             HORIZONS TECHNOLOGY, INC.
                           1988 AMENDED STOCK OPTION PLAN

                           INCENTIVE STOCK OPTION AGREEMENT

TO:                                                     DATE OF GRANT:

                                                           OPTION NO.:


          I am pleased to notify you that Horizons Technology, Inc. (the "Corporation") hereby grants to you on the date set forth above an incentive stock option (the "Incentive Option") under the 1988 Amended Stock Option Plan
(the "Plan") to purchase      shares of capital stock of the Corporation (the
"Stock") at the price of $   per share (the "Option Price"), upon the
following terms and conditions:

          1.   TERM OF OPTION. The Incentive Option hereinabove granted shall
expire on    .

          2. INSTALLMENTS. Subject to the provisions of Paragraphs 4 and 5 hereof, this Incentive Option shall become exercisable in the number of installments set forth below. Each installment shall include the number of shares, and shall become exercisable (in whole or in part) upon and after the dates set forth below.

          DATE                                    NUMBER OF SHARES




          The installments shall not be cumulative so that any and all option
shares covered by an installment which are not exercised by you within    days
after an installment becomes exercisable shall expire and shall not be exercisable in any subsequent installment period. In any event, if you choose to exercise an installment or any portion of an installment under this Incentive
Option, a minimum number of      shares must be purchased on each date that you
exercise a portion of your Incentive Option.





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          3. EXERCISE. This Incentive Option may be exercised by delivery to the
Corporation, ATTN: Secretary of the Corporation of (i) a written notice of exercise containing certain representations and stating the number of shares of Stock then being purchased hereunder in the form attached hereto as Exhibit A or in such other form and substance as the Corporation may require, and (ii) cash, a good check or stock of the Corporation standing in the name of the optionee, held by the optionee for a period of six months or longer, having a fair market value at the time of exercise equal to the combined Option Prices of the Incentive Options being exercised, or any combination of the foregoing, in the amount of the purchase price of such shares. Subject to the provisions of Paragraphs 6 and 10 hereof, certificates for shares so purchased will be issued as soon as practicable, but no fractional shares shall be issued.

          4. TERMINATION OF EMPLOYMENT. If you shall cease to be employed by the Corporation or its parent or subsidiary, for any reason other than your death, this Incentive Option and all rights hereunder, to the extent not exercised, shall automatically expire on the date of such termination.

          5. DEATH: ASSIGNMENT. This Incentive Option shall not be assignable or transferable and may not be pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. If you die while you are in the employ of the Corporation or its parent or subsidiary, the duly authorized executor of your last will, the duly authorized administrator or special administrator of your estate, your personal representative or any person or persons who shall have acquired this Incentive Option directly from you by bequest or inheritance shall have the right at any time within the period of two months immediately following such death to exercise this Incentive Option to the extent, but only to the extent, that this Incentive Stock Option was exercisable and had not previously been exercised on the date of your death.

          6. NO RIGHTS AS SHAREHOLDER. You shall have no rights as a shareholder with respect to the Stock until the date of the issuance to you of a stock certificate or stock certificates representing the Stock. Except as may be provided under Article 5(g) of the Plan, no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued.

          7. ADJUSTMENTS IN STOCK. Subject to the provisions of the Plan, if the outstanding shares of the Corporation of the class subject to this Incentive Option are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities as a result of one or more reorganizations, mergers, consolidations, recapitalizations, reclassifications, stock splits, stock dividends or like capital adjustments, appropriate adjustments, to be conclusively determined by the Administrator, shall be made in the number, price and kind of shares subject to this Incentive Option and the Option Price, so that the total purchase price of the shares then subject to this Incentive Option shall remain unchanged.





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     8.   NONTRANSFERABILITY OF OPTION. This Incentive Option is not
transferable otherwise than by will or the laws of descent and distribution. This Incentive Option shall not be otherwise transferred, assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer this Incentive Option otherwise than by will or the laws of descent and distribution or to assign, pledge, hypothecate or otherwise dispose of this Incentive Option, or upon the levy of any execution, attachment or similar process upon this Incentive Option, this Incentive Option shall immediately terminate and become null and void.

     9. TERMINATING TRANSACTIONS. Upon the dissolution or liquidation of the Corporation, or upon a reorganization, merger or consolidation of the Corporation in which the Corporation shall not survive, or upon the sale of substantially all of the assets or more than eighty percent of the then outstanding stock of the Corporation to another corporation, this Incentive Option shall terminate, provided that in such event: (i) each optionee to whom no option has been tendered by the surviving corporation in accordance with all of the terms of provision (ii) immediately below, shall have the right, for a thirty-day period, to exercise, in whole or in part, any unexpired option or options issued to him/her, without regard to the installment provisions of
Article 5(e) of the Plan or the installment provisions of this Option Agreement; or (ii) in its sole and absolute discretion, the surviving corporation may, but shall not be so obligated, tender to any optionee an option or options to purchase shares of the surviving corporation, and such new option or options shall contain such terms and provisions as shall be required substantially to preserve the rights and benefits of any option then outstanding under the Plan.

     10. STATE AND FEDERAL REGULATIONS. No exercise of this Incentive Option shall be effective unless and until any then applicable requirements of state and federal laws and regulatory agencies shall have been fully complied with to the satisfaction of the Corporation and its counsel.

     11. RIGHTS AND RESTRICTIONS WITH RESPECT TO STOCK. You specifically acknowledge and agree that the Stock shall be acquired by you subject to certain restrictions relating to any attempted lifetime transfer, as well as certain rights in favor of the Corporation to purchase the Stock in the event of your
(i) dissolution of marriage and (ii) death, all as set forth in the Stock Restriction Agreement attached hereto and incorporated herein as Exhibit B. You agree that each stock certificate representing the Stock acquired by you upon exercise of this Incentive Option shall bear an appropriate legend reflecting the foregoing rights and restrictions, as provided in Exhibit B.

     12. THIS AGREEMENT SUBJECT TO PLAN. This Agreement is made pursuant to all of the provisions of the Plan, and is intended and shall be interpreted in





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a manner to comply therewith. Any provision hereof inconsistent with the Plan shall be superseded and governed by the Plan, a copy of which has been provided to you.

                                   Sincerely yours,

                                   HORIZONS TECHNOLOGY, INC.




                                   ---------------------------------
                                   J. P. Boyce
                                   President


                                   Date:



AGREED:



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